EXHIBIT 10.47
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF KEVIN P. STOLZ
THIS FIRST AMENDMENT is by and between Ecology Coatings, Inc., a Nevada corporation (the “Company”), and Kevin P. Stolz (the “Executive”) and is entered to be effective as of the 29th day of August, 2008 (the “Amendment Date”).
          WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of February 1, 2008 (the “Agreement”) and desire in accordance with Section 10.1 of the Agreement to make certain amendments thereto;
          Now, therefore, it is hereby agreed as follows:
     1. Paragraph 4.5 of the Agreement is amended to read as follows:
          4.5 Change in Control. If, during the term of this Agreement and within one year after a “Change in Control,” as defined below, the Company shall terminate the Executive’s employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason, the Company shall (i) pay to the Executive the amount of compensation that would have been payable to the Executive over the period then remaining under this Agreement and on the same schedule as such payments would have been due had the termination not occurred, provided that the Company shall pay the Executive for a minimum of twenty-four (24) months on this basis; and (ii) cause all stock options issued to the Executive that have not vested as of the termination to be immediately vested.
          4.5.1 The term “Change in Control” shall mean an event or the last of a series of related events by which:
               4.5.2 the Company merges or consolidates with or into another entity or completes any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or
               4.5.3 the Company sells, transfers or otherwise disposes of all or substantially all of the consolidated assets of the Company or its subsidiaries and the Company does not own stock in the purchaser or purchasers having more than fifty percent (50%) of the voting power in elections for directors; or
               4.5.4 the composition of the Board changes, as a result of which fewer than one half of the incumbent directors are directors who either:
                    (i) had been directors of the Company twenty-four (24) months prior to such change; or

                    (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination.
A transaction shall not constitute a Change of Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction (ii) the Company acquires another corporation or entity through the purchase or other acquisition of control of the voting stock or assets of such corporation or entity or (iii) the transaction involves Equity 11, Ltd. or any its affiliates; or
               4.5.5 any Person acquires direct or indirect beneficial ownership of more than thirty-three percent (33%) of the voting power of the Company, whether in a single transaction or a series of transactions.
               4.5.6 As used in this Agreement, a “Person” means any “person,” as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, together with all of that person’s “affiliates” and “associates,” as those terms are defined in Rule 12b-2 of such Act.
     2. Effective October 1, 2008, the base salary specified in Section 2.3.1 shall be changed to Seventy Thousand Dollars ($70,000) and shall remain so until Company executes a new agreement with a potential customer currently testing Company’s technology that results in new annual revenue of at least $100,000 per year. When such revenue is realized, Executive’s base salary will return to One Hundred Forty Thousand Dollars ($140,000).
     3. The Company will recommend to the Board of Directors that the Board approve the issuance of 10,000 additional stock options to Executive.
     4. In all other respects, the terms of the Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.
The Company:

Ecology Coatings, a Nevada corporation
/s/ Richard D. Stromback
Richard D. Stromback
Chief Executive Officer

The Executive: KEVIN P. STOLZ
/s/ Kevin P. Stolz
Kevin P. Stolz

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